Exhibit j (iii)

Consent of Independent Registered Public Accounting Firm with respect to Total Return Strategy Fund (Fund Shares and Institutional Shares), Extended Market Index Fund, S&P 500 Index Fund (Member Shares and Reward Shares), Nasdaq-100 Index Fund, Global Managed Volatility Fund (Fund Shares and Institutional Shares), Real Return Fund (Fund Shares and Institutional Shares, Ultra Short-Term Bond Fund (Fund Shares and Institutional Shares), Target Retirement Income Fund, Target Retirement 2020 Fund, Target Retirement 2030 Fund, Target Retirement 2040 Fund, Target Retirement 2050 Fund, Target Retirement 2060 Fund, and Flexible Income Fund (Fund Shares, Institutional Shares, and Adviser Shares).

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statements of Additional Information. We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses and to the use of our reports dated February 16, 2016 (for the USAA NASDAQ Index Fund, the USAA Global Managed Volatility Fund, the USAA Target Retirement Income Fund, the USAA Target Retirement 2020 Fund, the USAA Target Retirement 2030 Fund, the USAA Target Retirement 2040 Fund, the USAA Target Retirement 2050 Fund, the USAA Target Retirement 2060 Fund, the USAA Real Return Fund, the USAA Ultra Short-Term Bond Fund), February 17, 2016 (for the USAA S&P Index Fund), February 22, 2016 (for the USAA Total Return Strategy Fund and the USAA Flexible Income Fund), and February 23, 2016 (for the USAA Extended Market Fund) on the financial statements and financial highlights as of and for the periods ended December 31, 2015 in the Post-Effective Amendment Number 124 to the Registration Statement (Form N-1A No. 33-65572).

San Antonio, Texas

April 26, 2016